Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2015 Results

PHILADELPHIA – December 7, 2015 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended October 31, 2015.

Third Quarter

Sales

Sales for the thirteen weeks ended October 31, 2015 decreased by $9.4 million, or 1.8%, to $508.1 million from $517.6 million for the thirteen weeks ended November 1, 2014. Comparable sales decreased 1.8%, consisting of a decrease of 2.5% in comparable service revenue and a decrease of 1.6% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 1.5%, while comparable retail sales decreased 2.2%.

Earnings

Net earnings for the third quarter of fiscal 2015 were $1.3 million or $0.02 per share as compared to a net loss of $2.0 million or ($0.03 per share) recorded in the third quarter of fiscal 2014. The 2015 results included, on a pre-tax basis, a $6.0 million gain from the sale of two locations offset by a $0.8 million asset impairment charge, $2.9 million in merger and acquisition expense, $1.0 million in legal expense and $0.9 million in severance charges. The 2014 results included, on a pre-tax basis, a $1.4 million asset impairment charge and $1.4 million in severance charges.

Nine Months

Sales

Sales for the thirty-nine weeks ended October 31, 2015 decreased by $5.2 million, or 0.3%, to $1,576.9 million from $1,582.2 million for the thirty-nine weeks ended November 1, 2014. Comparable sales decreased 0.2%, consisting of a 0.5% comparable service revenue decrease and a 0.1% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 0.3%, while comparable retail sales decreased 0.9%.

Earnings

Net earnings for the first nine months of 2015 were $18.0 million or $0.33 per share as compared to net a loss of $0.6 million or ($0.01 per share) for the first nine months of fiscal 2014. The

2015 results included, on a pre-tax basis, a $10.0 million sale of a leasehold interest and a gain of $6.5 million from the sale of five locations offset by a $3.3 million asset impairment charge, $3.4 million in expenses related to our annual meeting and strategic alternatives review and a $1.7 million severance charge. The 2014 results included, on a pre-tax basis, a $5.2 million asset impairment charge, a $4.0 million litigation charge and $2.4 million in severance charges. In addition, the 2014 results included a $0.9 million tax expense related to valuation allowances.

###

Investor Contact:
David Stern
(215) 430-9727
Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	October 31, 2015	November 1, 2014

Total revenues	$508,136,000	$517,584,000

Net earnings (loss)	$1,266,000	$(1,964,000)

Basic earnings (loss) per share:
Average shares	54,326,000	53,590,000

Basic earnings (loss) per share:	$0.02	$(0.03)

Diluted earnings (loss) per share:
Average shares	54,605,000	53,590,000

Diluted earnings (loss) per share:	$0.02	$(0.03)

Thirty-nine weeks ended	October 31, 2015	November 1, 2014

Total revenues	$1,576,943,000	$1,582,179,000

Net earnings (loss)	$17,970,000	$(625,000)

Basic earnings (loss) per share:
Average shares	54,214,000	53,533,000

Basic earnings (loss) per share:	$0.33	$(0.01)

Diluted earnings (loss) per share:
Average shares	54,401,000	53,533,000

Diluted earnings (loss) per share:	$0.33	$(0.01)